Exhibit 99.1

Contacts:	Jon Gacek	Stacie Timmermans
	Chief Financial Officer	Investor Relations
	ADIC	ADIC
	(425) 881-8004	(425) 881-8004

ADIC ANNOUNCES SECOND QUARTER EARNINGS CONFERENCE CALL

—Revenue Expected in $115-$117 Million Range—

REDMOND, WASHINGTON – May 2, 2006 – ADVANCED DIGITAL INFORMATION CORPORATION (NASDAQ/NMS Symbol: ADIC) today announced it will release Second Quarter financial results after market close on Thursday, May 18, 2006. A conference call discussing earnings and outlook will follow at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast and replay of the call will be available at www.adic.com/ir.

The Company noted revenue for the second quarter is expected to be in the range of $115-$117 million, or up approximately 8-10 percent versus the same quarter last year.

Earlier today, the Company announced that it has entered into a definitive agreement to merge with a wholly-owned subsidiary of Quantum Corporation (NYSE:DSS). Under the terms of the definitive agreement, Quantum will acquire all outstanding shares of the Company for approximately $770 million. Company shareholders will receive $12.25 per share in cash, with the right to elect, in lieu of cash, 3.461 shares of Quantum stock for each share of Company stock they own. The stock election is subject to pro-ration such that Quantum will issue no more than approximately 10% of the total merger consideration in Quantum stock. The transaction is subject to customary closing conditions and regulatory approvals, as well as approval of ADIC shareholders. Closing is expected to take 3-4 months, during which time the two companies will continue to operate independently.

About ADIC

Advanced Digital Information Corporation (NASDAQ: ADIC) is a leading provider of Intelligent Storage™ solutions to the open systems marketplace. ADIC is the world’s largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.* The Company’s data management software, storage networking appliances, and disk-based backup and

-end-

restore solutions provide IT managers innovative tools for storing, managing, and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers, OEMs and partnerships, including Apple, Dell, EMC, Fujitsu-Siemens, HP, IBM, and Sun. Further information about ADIC is available at www.adic.com.

Additional Information and Where to Find It

Quantum plans to file with the SEC a Registration Statement on Form S 4 in connection with the transaction, and ADIC plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Quantum, ADIC, the transaction and related matters. Investors and stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. Investors and stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Quantum and ADIC through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Quantum by contacting Investor Relations at (408) 944-4450 or IR@quantum.com, or from ADIC by contacting Stacie Timmermans at (425) 881-8004 or stacie.timmermans@adic.com.

Quantum and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ADIC in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above

*	Market Share: Gartner Dataquest, Tape Automation Systems Market Shares, 2004, F. Yale, August 2005. ADIC and Scalar are registered trademarks and Intelligent Storage is a trademark of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

-end-